Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager
investorrelations@wtoffshore.com
FOR IMMEDIATE RELEASE	713-297-8024

Danny Gibbons, SVP & CFO
investorrelations@wtoffshore.com
713-624-7326

W&T OFFSHORE COMPLETES PERMIAN BASIN ACQUISITION

HOUSTON — May 11, 2011 — W&T Offshore, Inc. (NYSE: WTI) today announced that it has completed the purchase of approximately 21,900 gross leasehold acres (21,500 net acres) in the West Texas Permian Basin from private sellers, with an effective date of January 1, 2011. The announced purchase price of $366 million is subject to customary post-effective adjustments.

At January 1, 2011, estimates of the acquired proved reserves were approximately 27 million barrel equivalents (164 Bcfe) and estimates of probable reserves were approximately 26 million barrel equivalents (154 Bcfe) (both using a 6 to 1 Mcf to barrel equivalency). The proved reserves are approximately 91% oil and natural gas liquids.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “Through this Permian Basin oil property acquisition, combined with 9,400 net exploratory acres we recently acquired in the basin, we now have a new focus area that offers the potential for substantial longterm growth and attractive full-cycle economic returns. Additionally, the oil and liquids component of our total estimated proved reserves as of December 31, 2010 increases from 47% to 58%. Currently, the acreage acquired from this acquisition has approximately 73 wells producing about 2950 barrel of oil equivalent per day and hundreds of proved undeveloped and probable well locations that have been identified. For the balance of 2011, we have allocated between $35 million and $40 million in capital expenditures associated with planned development and expect to maintain an active drilling program with at least three rigs working in West Texas. This budgeted amount is within our total 2011 capital plan of $310 million that we announced previously. Initially we will be targeting the Spraberry, Dean, Wolfcamp and Strawn formations in the Wolfberry trend, but we believe there may be potential for production from deeper formations as well.”

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico and has recently expanded to the Permian Basin and the onshore Gulf Coast region. W&T has grown through acquisitions, exploitation and exploration, holds working interests in over 69 fields and operates a majority of its daily production. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings (www.sec.gov).

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